Exhibit 10.3

TRANSITION AGREEMENT

And

EMPLOYMENT AGREEMENT AMENDMENT

This Transition Agreement and Employment Agreement Amendment (“Agreement”) is effective as of June 15, 2022 (the “Effective Date”) by and between Christine Cross (“Executive”) and Limelight Networks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.

The Company and Executive entered into that certain Employment Agreement dated as of May 11, 2020 (the “Employment Agreement”). Employee and the Company also entered into an At-will Employment, Confidential Information Invention Assignment and Arbitration Agreement dated on or around May 11, 2020 (the “Inventions Agreement”), and an Indemnification Agreement (the “Indemnity Agreement”).

B.

The Company intends Executive will remain an employee until July 15, 2022 (the “Separation Date”), and Employee is delivering this Agreement in accordance with Section 8(a) of the Employment Agreement.

C.

The Parties also intend to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or termination of her employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

1.	Definitions. The following terms will have the meanings set forth below. The capitalized terms not otherwise defined herein will have the meaning set forth in the Employment Agreement.

a.	Transition Period means the period beginning on the Effective Date and ending on the earlier to occur of (i) the Separation Date or (ii) the date upon which this Agreement is terminated for Cause.

b.	Equity Awards means all stock options (“Options”) and restricted stock units (“RSUs”) granted to Executive and currently outstanding as of the Effective Date.

2.	Performance of Duties During Transition Period. During the Transition Period, Executive will be reasonably available to assist in the transition of her duties and

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responsibilities, as requested by the Chief Executive Officer. Executive’s employment will terminate at the conclusion of the Transition Period.

3.	Separation upon Conclusion of Transition Period.

a.	Benefits During the Transition Period. During the Transition Period, Executive will continue to receive:

i.	her current Base Salary paid in accordance with normal payroll practices;

ii.	benefits or compensation as provided under the terms of any executive benefit and compensation agreements or plans applicable to Executive;

iii.	continued vesting of Equity Awards in accordance with their terms and conditions;

iv.	unreimbursed business expenses required to be reimbursed to Executive; and

v.	rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement, and/or the Indemnity Agreement, as applicable.

b.	Contingent Benefits Following the Transition Period. Executive will further receive, commencing immediately following the end of the Transition Period:

i.

continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months from the Separation Date, such amounts to be paid in accordance with the Company’s normal payroll policies;

ii.	the actual earned annual cash incentive, if any, payable to Executive for 2022, multiplied by 0.537 (which represents the prorated portion of the year between January 1, 2022 and the Separation Date);

iii.	5,326 RSUs currently scheduled to vest on September 1, 2022 (the “September RSUs”) shall continue to vest on such date; and

iv.

reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months after the Separation Date, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar

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plans. Executive acknowledges that she will not receive any payment for accrued and unused vacation and waives any right thereto that may exist.

Subject to IRC section 409A, the cash incentive described in subsection (ii) above will be paid in a lump sum on the later of (a) the date on which the Company makes the final payment to participants of the 2022 Management Bonus Plan, but in no event will be paid later than March 15, 2023, or (b) within seven (7) days following the effective date of the Release referenced in Section 6 below. Any amounts above will only be paid following the effective date of the Release referenced in Section 6 below. Executive acknowledges that she will not receive any payment for accrued and unused vacation and waives any right thereto that may exist.

4.

Equity Awards. All Equity Awards unvested as of the end of the Separation Date will be forfeited on that date, provided that the September RSUs shall remain outstanding and vest in accordance with Section 3(b)(iii) above, unless this Agreement is terminated for Cause prior to the Separation Date or Executive breaches Section 6 below. Executive will be entitled to exercise outstanding vested Options until the first to occur of: (i) the date that is six (6) months following the Separation Date, or (ii) the applicable scheduled expiration date of such award as set forth in the award agreement. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option.

5.	Termination for Cause. If Executive is terminated for Cause prior to the Separation Date, then Executive shall forfeit all of the benefits set forth in Sections 3(b) and 4.

6.

Releases of Claims. The receipt of any benefits pursuant to Sections 3(b) and 4 is subject to and conditioned upon Executive signing, on the Separation Date, and not revoking a release of claims in the form attached hereto as Exhibit A and honoring all continuing covenants in this Agreement, the Employment Agreement (including without limitation the provisions of section 8 thereof), and the Inventions Agreement.

7.

Amendment of Employment Agreement. This Agreement amends the Employment Agreement and supersedes the Employment Agreement to the extent provisions between the documents are inconsistent, and in particular, this Agreement supersedes the provisions of section 7 of the Employment Agreement regarding severance benefits. For the avoidance of doubt, if Executive is entitled to any benefits under this Agreement, Executive shall not be entitled to any different or additional benefits under the Employment Agreement. The provisions of the Employment Agreement that are not amended or superseded by this Agreement are applicable to, and incorporated into, this Agreement, including sections 15, 16, and 18 through 25 of the Employment Agreement.

8.	Integration. This Agreement, together with the Employment Agreement, Inventions Agreement, Indemnity Agreement and the forms of equity award agreements that

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describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

9.	Notices. Section 13 of the Employment Agreement, Notices, is amended to include the following updated address for notices to the Company:

2220 West 14th Street

Tempe, Arizona 85281

Attn: Chief Legal Officer

If to Executive:

Last residential address provided by Executive to the Company’s HR Department

In witness whereof, this Agreement has been signed as of the day and year first above written.

COMPANY:
LIMELIGHT NETWORKS, INC.

/s/ Robert Lyons	Date: June 15, 2022
Robert Lyons, Chief Executive Officer

EXECUTIVE:

/s/ Christine Cross	Date: June 15, 2022
Christine Cross

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Exhibit A

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